Fundamental Investors, Inc.
One Market, Steuart Tower, Suite 1800
San Francisco, California 94105

Phone (415) 421-9360
Fax (415) 393-7140

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$557,598
Class B	$11,804
Class C	$16,584
Class F-1	$60,738
Class F-2	$779
Total	$647,503
Class 529-A	$9,941
Class 529-B	$570
Class 529-C	$1,515
Class 529-E	$360
Class 529-F1	$424
Class R-1	$628
Class R-2	$3,842
Class R-3	$16,994
Class R-4	$17,908
Class R-5	$21,362
Total	$73,544

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5800
Class B	$0.3122
Class C	$0.2949
Class F-1	$0.5802
Class F-2	$0.3669
Class 529-A	$0.5594
Class 529-B	$0.2722
Class 529-C	$0.2726
Class 529-E	$0.4550
Class 529-F1	$0.6318
Class R-1	$0.2934
Class R-2	$0.2824
Class R-3	$0.4567
Class R-4	$0.5669
Class R-5	$0.6719

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	978,357
Class B	37,088
Class C	58,985
Class F-1	117,383
Class F-2	3,669
Total	1,195,482
Class 529-A	19,422
Class 529-B	2,166
Class 529-C	5,884
Class 529-E	853
Class 529-F1	799
Class R-1	2,433
Class R-2	14,710
Class R-3	42,440
Class R-4	37,745
Class R-5	43,096
Total	169,548

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$24.98
Class B	$24.92
Class C	$24.90
Class F-1	$24.97
Class F-2	$24.98
Class 529-A	$24.97
Class 529-B	$24.96
Class 529-C	$24.95
Class 529-E	$24.95
Class 529-F1	$24.95
Class R-1	$24.90
Class R-2	$24.89
Class R-3	$24.94
Class R-4	$24.95
Class R-5	$24.99